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                                                                 EXHIBIT 23.4



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
First Horizon Pharmaceutical Corporation Company:


We consent to the use of our report dated January 18, 2002, with respect to the historical statements of net sales and product contribution of the Furadantin Product of Dura Pharmaceuticals, Inc. (a subsidiary of Elan Corporation, plc) for the period from January 1, 2001 through December 21, 2001 and the year ended December 31, 2000, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP

San Diego, California
March 4, 2002